June 5, 2020

Alpha Capital Anstalt

Lettstrasse 32

9490 Vaduz, Liechtenstein

Dear Sirs:

Reference is made to that certain Securities Purchase Agreement, dated as of December 27, 2018, by and between AgEagle Aerial Systems Inc., a Nevada corporation (“AgEagle”) and Alpha Capital Anstalt (the “Alpha”), pursuant to which AgEagle issued and sold 2,000 shares of Series D 8% Preferred Stock (the “Series D Preferred Stock”) to Alpha (the “Purchase Agreement”). On December 26, 2018, AgEagle filed a Certificate of Designation For Nevada Profit Corporations, which set forth the rights, preferences, privileges and restrictions of the Series D Preferred Stock.

Alpha has requested, and AgEagle has agreed, to amend the Series D Preferred Stock so that it shall be convertible, at the option of Alpha, into shares of AgEagle’s common stock, par value $0.001 per share (the “Common Stock”) from time to time, and shall no longer continue to accrue dividends. AgEagle and Alpha have agreed that (i) the conversion price of the Series D Preferred Stock shall be $0.54 (subject to adjustment) (the “Conversion Price”), and (ii) all accrued, but unpaid dividends of that Series D Preferred Stock in the amount of $233,333.33 shall be added to increase the Stated Value of the Series D Preferred Stock from $1,000 to $1,116.67. AgEagle has received the approval of its Board of Directors to amend and restate the Certificate of Designation to amend the terms of the Series D Preferred Stock (the “Amended and Restated Certificate of Designation”) as set forth above. Upon the filing of the Amended and Restated Certificate of Designation with the Secretary of State of the State of Nevada, the Purchase Agreement shall terminate and no longer be in full force and effect. AgEagle acknowledges and agrees that no additional consideration has been given by Alpha for this amendment, and that Alpha’s holding period for the Series D Preferred Stock remains December 27, 2018, and that, subject to any changes to applicable law or regulation subsequent to the date of this letter, any shares of Common Stock issuable upon any future conversion of any shares of the Series D Preferred Stock shall be issued without restrictive legend.

The foregoing sets forth all of the agreed upon terms for the amendment to the Series D Preferred Stock. By signing below you acknowledge and agree that you are in agreement with the terms of this letter agreement.

[Signature Page to AgEagle Series D Side Letter]

Sincerely,

AGEAGLE AERIAL SYSTEMS INC.

By:	/s/ Nicole Fernandez – McGovern
Name:	Nicole Fernandez – McGovern
Title:	Chief Financial Officer

ACKNOWLEDGED AND AGREED:

ALPHA CAPITAL ANSTALT

By:	/s/ Nicola Feuerstein
Name:	Nicole Feuerstein
Title:	Secretary

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